EXECUTION COPY

STOCK PURCHASE AGREEMENT

BETWEEN

ALTERNATIVE CONSTRUCTION TECHNOLOGIES, INC.
a Florida corporation,

and

REVELS CONSTRUCTION, LLC
a Florida limited liability company

DATED:

August 2, 2007

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into on the this 2nd day of August, 2007 (the "Effective Date") by and between Alternative Construction Technologies, Inc., a Florida corporation ("ACT" or "Acquiror") and Revels Construction LLC, a Florida Limited Liability Company ("Revels" or "Transferor").

RECITALS

A. Transferor is in the business of building residential homes in Florida (the "Business").

B. Transferor wishes to sell to Acquiror certain assets as described in Section 2.2 associated with Transferor's Business and Acquiror wishes to such assets from Transferor, in each case on the terms and conditions set forth in this Agreement (this term and all other capitalized terms used herein having the respective meanings set forth in this Agreement).

AGREEMENTS

In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

"Agreement" shall mean this Stock Purchase Agreement.

"Acquiror" shall have the meaning set forth in the preamble to this Agreement.

"Acquiror's Knowledge" shall mean that any of the officers or directors of Acquiror are actually aware of a particular fact or other matter.

"Assumed Liabilities" shall have the meaning set forth in Section 2.4.

"Best Efforts" shall mean the efforts that a prudent Person who wishes to achieve a result would use in similar circumstances to achieve such result as expeditiously as reasonably possible.

"Assignment and Assumption" shall mean the document described in Section 6.2.1(a).

"Books and Records" shall mean all books and records of Transferor that are necessary to conduct the Business, the ownership, use, and operation of the Purchased Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained on computer and all related computer software.

"Breach" shall mean any material inaccuracy in or material breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

"Business" shall have the meaning set forth in the Recitals.

"Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington are authorized or required by applicable Legal Requirements to be closed.

"Closing" shall mean the closing of this transaction, at which the events set forth in Section 6.2 shall occur.

"Closing Date" shall mean the date on which the Closing occurs.

"Preferred Stock" shall have the meaning set forth in Section 3.1.

"Consent" shall mean any approval, consent, ratification, waiver, or other authorization, including any Governmental Authorization.

"Contract" shall mean any agreement, contract, lease, obligation, promise, or understanding, whether written or oral and whether express or implied, that is legally binding.

"Damages" shall have the meaning set forth in Section 8.2.

"Effective Date" shall have the meaning set forth in the preamble to this Agreement.

"Excluded Assets" shall have the meaning set forth in Section 2.3.

"Governmental Authority" shall mean any national, federal, state, provincial, county, municipal, or local government, foreign or domestic, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

"Governmental Authorization" shall mean any Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

"Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptation, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c)

all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) and (g) all other proprietary rights.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

"Lien" shall mean a monetary encumbrance against a Purchased Asset.

"Ordinary Course of Business" shall mean any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

"Organizational Documents" shall mean (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.

"Patents" shall mean those patents used in the Business and listed on Exhibit A hereto.

"Permitted Encumbrances" shall mean those encumbrances incurred in the ordinary course of business or otherwise in existence as of the Closing Date.

"Person" shall mean an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

"Possession Date" shall mean 12:01 a.m., on the day following the Closing Date.

"Proceeding" shall mean any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

"Purchase Price" shall have the meaning set forth in Section 3.1.

"Purchased Assets" shall have the meaning set forth in Section 2.2.

"Release Agreement" shall mean the Agreement described in Section 8.1.1.

"Representative" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person's attorneys, accountants, and financial advisors.

"Transferor" shall have the meaning set forth in the preamble to this Agreement.

"Transferor Shareholders" shall have the meaning set forth in Section 3.2.

"Transferor's Knowledge" shall mean that any of the officers or managing members of Transferor are actually aware of a particular fact or other matter.

"Tax" shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee

2. Purchase and Sale of Assets.

2.1 Purchase and Sale. Transferor agrees to transfer and sell the Business to Acquiror, and Acquiror agrees to acquire the Business from Transferor, in each case for the price and on the terms and conditions set forth in this Agreement. Upon payment of the Purchase Price as described in Section 3 hereof and the satisfaction of the other terms of this Agreement, Transferor shall sell, transfer, assign and deliver all assets constituting the Business to Acquiror on the Closing Date free and clear of any and all liens, encumbrances, security interests or obligations, except for Permitted Encumbrances.

2.2 Purchased Assets. The assets to be sold by Transferor to Acquiror pursuant to this Agreement (the "Purchased Assets") shall be 100% of the total outstanding stock of Transferor, with the exception of the Excluded Assets described in Section 2.3.

2.3 Excluded Assets. All assets of Transferor not specifically included in the Purchased Assets (the "Excluded Assets") shall not be acquired by Acquiror pursuant to this Agreement.

2.4 Assumption of Certain Liabilities. Acquiror shall at Closing assume certain liabilities of Transferor described on Exhibit B (the "Assumed Liabilities"), but excluding any other liabilities of Transferor whatsoever.

2.5 Excluded Liabilities. Acquiror shall not assume any of the liabilities of Transferor not identified in Section 2.4 above. Without limiting the generality of the foregoing, Acquiror shall not assume any liabilities:

(a) attributable to any of the Excluded Assets;

(b) liabilities for any income, gain, profit or similar Tax arising out of or resulting from the sale, conveyance, transfer, assignment and delivery of the Purchased Assets provided for in this Agreement;

(c) all Taxes imposed on or with respect to the Business for all Pre-Closing Periods;

(d) liabilities for any sales, exercise, transfer or other tax on or arising out of the sale, conveyance, transfer, assignment or delivery of the Purchased Assets;

(e) liabilities and obligations pursuant to any agreements relating to the employment of any individual in connection with Transferor's business, including, but not limited to liabilities for any option, warrant, bonus, performance, golden parachute, consulting, or similar liability;

(f) liabilities and obligations (whether fixed or contingent) with respect to the Employee Benefit Plans; and

(g) all liabilities and obligations arising out of the Excluded Assets.

(h) liability for any contract not assigned to Acquiror;

(i) liability for any employee or stockholder loan;

(j) liability for any pending lawsuits, including those listed on Schedule 7.1.15; and

(k) liability for Transferor's costs, fees, and expenses of this transaction.

3. Purchase Price and Payment.

3.1 Purchase Price. In consideration of (i) the sale, transfer and conveyance to Acquiror of the Business, Acquiror shall, at the Closing, transfer to Transferor One Million Dollars ($1,000,000) in Alternative Construction Technologies, Inc. Common Stock. The consideration described in this Section 3.1 is herein referred to as the "Purchase Price."

3.2 Third Party Acknowledgments. Alternative Construction Technologies, Inc., unanimously approved the terms of this Agreement at its May 16, 2007 Board of Director Meeting, and hereunder acknowledges the above referenced transfer of Common Stock to the Transferor. Avante Holding Group, Inc. unanimously approved the terms of this Agreement, and hereunder acknowledges the above referenced transfer of Common Stock to the Transferor.

3.3 Tax and Accounting Consequences. As a result of the transfer of the Shares to Transferor, in accordance with the terms and conditions set forth in this Agreement, there may be certain Tax and accounting consequences to the shareholders of the Transferor (the "Transferor Shareholders"), who will be the ultimate recipients of the Shares.

ACQUIROR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NOR ARE ANY INTENDED OR SHOULD ANY BE INFERRED, REGARDING THE ECONOMIC RETURN OR THE TAX CONSEQUENCES TO THE TRANSFEROR SHAREHOLDERS WHO WILL ACQUIRE THE SHARES. ACQUIROR, THEREFORE, RECOMMENDS THAT THE TRANSFEROR SHAREHOLDERS CONSULT THEIR OWN ATTORNEYS, ACCOUNTANTS AND FINANCIAL ADVISORS ABOUT THE LEGAL AND TAX CONSEQUENCES AND THE FINANCIAL RISKS AND MERITS OF RECEIVING THE SHARES.

3.4 Price Reduction Upon Certain Events. In the event of any damage, loss, destruction or condemnation of any of the assets constituting the Business (excluding damage or destruction caused by Acquiror or any of its affiliates), or any taking of any of the assets constituting the Business by eminent domain, between the Effective Date and the Closing Date, Acquiror shall have the right, by notice given to Transferor within ten (10) days of such event (but in any case prior to the Closing Date), to terminate this Agreement. If Acquiror does not elect to terminate this Agreement, the Purchase Price shall be reduced by an amount equal to the resulting reduction in the value of the Purchased Assets, which shall be attributed to the Transferor whose respective Purchased Assets were so damaged, lost, destroyed or condemned. Transferor shall be entitled to retain any insurance proceeds or condemnation awards paid or payable on account of such damage or destruction or such taking. Transferor and Acquiror agree to negotiate in good faith regarding the reduction in value resulting from any damage to or destruction or condemnation of the Purchased Assets.

4. Pre-Closing Matters.

4.1 Operation of Business. Between the Effective Date and the Closing Date, Transferor shall:

4.1.1 Continue to conduct the Business and operate and maintain the assets used in the Business in the Ordinary Course of Business;

4.1.2 Not sell, lease, or otherwise transfer or dispose of any assets used in the Business, or any interest therein, other than transfers and dispositions made in the Ordinary Course of Business or transfers and dispositions otherwise authorized by its President;

4.1.3 Not permit or allow any assets used in thee Business to become subject to any additional Lien (other than Permitted Encumbrances);

4.1.4 Maintain the levels of Inventories and supplies in the Business at customary levels; and

4.1.5 Use its Best Efforts to maintain the relations and goodwill with suppliers, customers, and others having business relationships with Transferor in connection with the Business.

4.2 Consents.

4.2.1 Acquiror and Transferor shall use their respective Best Efforts, each at its own expense, to obtain all such Consents as soon as practicable after the Effective Date required to transfer to Business to Acquiror. In the event any such Consent is not obtained by the Closing Date, Transferor agrees to continue to use its Best Efforts thereafter, in cooperation with Acquiror, to obtain such Consent as soon as practicable.

4.2.2 Acquiror shall provide all cooperation reasonably requested by Transferor in connection with obtaining the Consents, including the provision of any information relating to Acquiror that may be requested by the Person from whom any such Consent is required.

4.3 Notification of Certain Events.

4.3.1 By Transferor. Between the Effective Date and the Closing Date, Transferor shall give prompt notice to Acquiror in the event Transferor becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Transferor set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Transferor in this Agreement, or (iv) the occurrence of any event that Transferor believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Transferor shall promptly deliver to Acquiror a supplement to such Schedule or Exhibit specifying the necessary change.

4.3.2 By Acquiror. Between the Effective Date and the Closing Date, Acquiror shall give prompt notice to Transferor in the event Acquiror becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Acquiror set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Acquiror in this Agreement, or (iv) the occurrence of any event that Acquiror believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Acquiror shall promptly deliver to Transferor a supplement to such Schedule or Exhibit specifying the necessary change.

4.3.3 No Effect on Remedies. The delivery of a notice or supplement pursuant to Sections 4.3.1 and 4.3.2 shall have no effect on the remedies of any party hereunder.

4.4 Access to Information. Between the Effective Date and the Closing Date, Transferor shall, upon reasonable notice from Acquiror, (i) give Acquiror and its representatives access (during normal business hours), in a manner so as not to interfere with Transferor's normal operations and subject to reasonable restrictions imposed by any such representative, to all key employees employed in the Business and to all the Books and Records relating thereto, and (ii) cause its representatives to make available to Acquiror for the purpose of making copies thereof such financial and operating data and other information with respect to the Business as Acquiror may reasonably request.

4.5 Public Announcements. Except as otherwise required by applicable Legal Requirements, any public announcement or similar publicity with respect to this Agreement or this transaction shall be issued, if at all, only with such contents, at such time and in such manner as the parties may agree. If a party believes that it is required by applicable Legal Requirements to make any such public announcement, it shall first provide to the other party the content of the proposed announcement, the reasons such announcement is required to be made, and the time and place that the announcement will be made.

5. Conditions to Closing.

5.1 Transferor's Conditions. Transferor's obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Transferor in writing in its sole discretion) of each of the following conditions:

5.1.1 All representations and warranties of Acquiror set forth in this Agreement and each such representation and warranty shall have been accurate in all respects as of the Effective Date and shall be accurate in all respects as of the Closing Date, as if made on the Closing Date.

5.1.2 (i) All of the covenants and obligations that Acquiror is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing and each such covenant and obligation (considered individually) shall have been performed and complied with in all respects; and (ii) Acquiror shall have made the deliveries of documents required to be made pursuant to Section 6.2.2; provided, however, that with respect to the covenants and obligations described in this Section 5.1.2, a failure of the foregoing condition shall not be deemed to have occurred unless (a) Transferor has given Acquiror notice specifying the nature of any Breach of such covenants or obligations in reasonable detail, and (b) either (y) Acquiror has failed to cure such Breach within ten (10) business days after such notice is given, or (z) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) business days despite the exercise of Best Efforts, Acquiror has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

5.2 Acquiror's Conditions. Acquiror's obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Acquiror in its sole discretion) of each of the following conditions:

5.2.1 All representations and warranties of Transferor set forth in this Agreement shall have been accurate as of the Effective Date and shall be accurate as of the Closing Date, as if made on the Closing Date.

5.2.2 All of the covenants and obligations that Transferor are obligated to perform or comply with pursuant to this Agreement prior to or at the Closing shall have been performed and complied with; and (ii) Transferor shall have made the deliveries of documents required to be made pursuant to Section 6.2.1.

5.2.3 To the extent, if any, that Acquiror is required to obtain any Governmental Authorizations that relate to the Business or the ownership, use, and operation of the assets used in the Business, Acquiror shall have obtained such Governmental Authorizations and such Governmental Authorizations shall be in full force and effect as of the Closing Date or subject to issuance to Acquiror upon consummation of this transaction.

5.2.4 As of the Closing Date, there shall not be in effect any legal requirement or any injunction or other order that prohibits the transfer of any portion of the Purchased Assets by Transferor to Acquiror.

5.2.5 Between the Effective Date and the Closing Date, there shall have been no damage to or destruction of any of the assets used in the Business (excluding damage or destruction (i) caused by Acquiror or any of its affiliates; or (ii) that does not have a material adverse effect on the Businesses), nor any taking of any material portion of the assets used in the Business by eminent domain.

5.2.6 Since the Effective Date, there shall not have been commenced or threatened against Acquiror or Transferor or any related person of Acquiror or Transferor any proceeding (i) seeking damages or other relief in connection with, any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing this transaction or making this transaction illegal.

5.2.7 Transferor shall have executed a Release Agreement, on terms and conditions acceptable to Acquiror.

5.2.8 Transferor shall have executed all documents necessary to transfer and assign any of the Transferor's Intellectual Property which is being transferred pursuant to this Agreement

5.2.9 The Managing Members of Transferor shall have approved the transaction.

6. Closing.

6.1 Time and Place of Closing. The Closing shall take place at the corporate offices of ACT or at such other location as the parties may mutually agree. Subject to the provisions of Section 7, the Closing shall take place commencing at 2:00 p.m. (Eastern Standard Time) on August 20, 2007, unless Transferor, in its sole discretion, determines that managing member approval of the transactions contemplated by this Agreement is necessary or desirable, in which case Closing shall take place on August 27, 2007 or, in either case, on such other date as is mutually acceptable to the parties.

6.2 Closing Deliveries.

6.2.1 At the Closing, Transferor shall deliver, or cause to be delivered, to Acquiror:

(a) A fully executed Assignment and Assumption in the form of Exhibit C to this Agreement (the "Assignment and Assumption") conveying to Acquiror all personal property to be acquired by Acquiror pursuant to this Agreement and providing for (i) the assignment to Acquiror of the contract rights, and all other intangible personal property included in the assets used in the Business and (ii) Acquiror's assumption of the Assumed Liabilities;

A Certificate of an officer of Transferor (i) certifying to the attached resolutions of the managing members, if the managing memebrs deems it necessary, of Transferor authorizing this transaction, and (ii) attesting to the incumbency of the authorized officers of Transferor executing this Agreement and the Transferor's closing documents;

A duly authorized and executed Release Agreement required by Section 8.1.1;

A Certificate of an authorized officer of the Transferor certifying as to the accuracy of the Transferor's representations and warranties under Section 7.1;

All Consents necessary to permit Transferor to transfer the Purchased Assets Stock to Acquiror; and

All necessary documents to transfer and assign any Intellectual Property which is being transferred pursuant to this Agreement; and

(g) all of the books and records of Transferor.

6.2.2 At the Closing, Acquiror shall deliver, or cause to be delivered, to Transferor:

(a) A counterpart copy of the Assignment and Assumption, executed by Acquiror;

A Certificate of an authorized officer of Acquiror (i) certifying attached resolutions of the boards of directors and shareholders of Acquiror authorizing this transaction, and (ii) attesting to the

incumbency of the authorized officer of Acquiror executing this Agreement and the Acquiror's closing documents;

A duly authorized and executed Release Agreement as required by Section 8.1.1;

A Certificate of an authorized officer of the Acquiror certifying as to the accuracy of the Acquiror's representations and warranties under Section 7.2;

A Certificate of an authorized officer of the Acquiror certifying the number of shares that Transferor shall be entitled to in accordance with the terms and conditions of this Agreement; and

A counterpart copy of necessary documents to transfer and assign any Intellectual Property which is being transferred pursuant to this Agreement.

6.3 Closing Costs. Acquiror shall pay all closing costs associated with the Closing: (i) recording fees with respect to the assignment of any Intellectual Property and (ii) all sales and excise taxes due in connection with this transaction.

6.4 Possession. Acquiror shall be entitled to possession of the Purchased Assets on the Possession Date as that term is defined in Section 1.

7. Representations and Warranties.

7.1 Transferor's Representations and Warranties. Transferor represents and warrants to Acquiror as follows:

7.1.1 Organization and Good Standing. Transferor is a corporation, duly formed, validly existing and in good standing under the laws of the State of Florida. Transferor has the corporate power to own its properties and to carry on its business as now being conducted. Transferor is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), prospects, financial condition or results of operations of Transferor (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). Transferor has delivered a true and correct copy of its Articles of Incorporation and By-laws, each as amended to date, to Acquiror.

7.1.2 Title to Assets. Transferor has good and marketable title to the assets used in the Business, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except such Permitted Encumbrances, as that term is defined in Section 1. By virtue of the deliveries made at the Closing, Acquiror will obtain good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except any Permitted Encumbrances.

7.1.3 Authority; No Conflict.

7.1.3 This Agreement constitutes the legal, valid, and binding obligation of Transferor, enforceable against Transferor in accordance with its terms. Upon its execution and delivery by Transferor at the Closing, the Transferor's closing documents will constitute the legal, valid, and binding obligations of Transferor, enforceable against Transferor in accordance with its respective terms. Transferor has full corporate power, authority, and capacity to execute and deliver this Agreement and Transferor's closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Managing Members, and shareholders, if the Managing Members deems it necessary, of Transferor has approved this Agreement and the transactions contemplated hereby.

Neither the execution and delivery of this Agreement, nor the performance of any of Transferor's obligations hereunder, nor the consummation of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with or result in a violation of any provision of Transferor's Organizational Documents or any resolution adopted by the Managing Members or shareholders of Transferor; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other person the right to challenge this transaction or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Transferor or any of the assets used in the Business is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of any governmental authorization; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or (v) result in the imposition or creation of any lien upon or with respect to any of the assets used in the Business; except, in the case of clauses (i), (ii) and (iii) above, for contraventions, conflicts or violations which do not have a material adverse effect on the ability of Transferor to consummate the transactions contemplated hereby.

Transferor represents and warrants that it is not and will not be required to give any notice to, make any filing with, or obtain any material Consent from any person in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of this transaction, other than the Consents described on Schedule 4.2.1. except, for Consents, the failure of which to obtain would not have a material adverse effect on the ability of the Transferor to consummate the transactions contemplated hereby.

7.1.4 Books and Records. The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

7.1.5 Possession of Assets. The assets used in the Business are assets of the Transferor as of the Effective Date and are in Transferor's possession as of the Effective Date, and that Transferor has all requisite title or license to convey the Purchased Assets to Acquiror as contemplated by the Agreement.

7.1.6 No Material Adverse Changes. There have been no material adverse changes to the Business, operations or financial condition other than as disclosed to Acquiror.

7.1.7 Certain Proceedings. No proceeding is pending or, to Transferor's Knowledge, has been threatened against Transferor that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

7.1.8 Transferor Financial Statements. (a) Transferor has heretofore furnished Acquiror with financial statements in respect of the Business for the fiscal years ending December 31, 2006 (the "Financial Statements"), (b) The Financial Statements were prepared in accordance with generally accepted accounting terms as utilized in the United States, consistently applied, and accurately present the financial condition of the Transferor for the periods presented.

7.1.9 To the Knowledge of Transferor, since April 1, 2007, (i) there has been no material adverse change in the Condition of the Business, (ii) the Business has, in all material respects, been conducted in the ordinary course of business consistent with past practice, (iii) there has not been any material obligation or liability (contingent or otherwise) incurred by Transferor with respect to the Business other than obligations and liabilities incurred in the ordinary course of business, (iv) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any properties or assets having a value in excess of $5,000 in any case other than in the ordinary course of business, and (v) none of the assets of Transferor have been used to reduce liabilities which are not being assumed by Acquiror.

7.1.10 No Undisclosed Liabilities. Except as set forth on the Balance Sheet, included in the Financial Statements, Transferor does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000 individually or $10,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles).

7.1.11 Tax and Other Returns and Reports.

(a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," shall have the meaning set forth in Article 1 hereof.

(b) Tax Returns and Audits. Except as set forth in Schedule 7.1.11:

(i) Transferor as of the Closing Date will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to Transferor, its operations and the Business and such Returns will be true and

correct in all material respects and will have been completed in accordance with applicable law in all material respects.

(ii) Transferor as of the Closing Date: (A) will have paid or accrued all material Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(iii) Transferor has not been adjudicated delinquent by any Tax Authority in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Transferor, nor has Transferor executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Transferor is presently in progress, nor has Transferor been notified of any request for such an audit or other examination.

(v) Transferor does not have any material liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Transferor has no knowledge of any basis for the assertion of any such liability attributable to Transferor, its assets or operations.

(vi) Transferor has provided to Acquiror copies of all federal and state income and all state sales and use Tax Returns filed for fiscal years 2006.

(vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of Transferor relating to or attributable to Taxes.

(viii) Transferor has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which if adversely determined, would result in any Lien on the assets of Transferor.

(ix) None of Transferor's assets are treated as "tax- exempt use property" within the meaning of Section 168(h) of the Code.

(x) As of the Closing Date, Transferor will not be a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Transferor that could obligate Transferor to pay any amount that would not be deductible pursuant to Section 280G of the Code.

(xi) Transferor has not filed any consent agreement under Section 341(f) of the Code nor agreed to have Section 341 (f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Transferor.

(xii) Transferor is not a party to a tax sharing or allocation agreement nor does Transferor owe any amount under any such agreement.

(xiii) Transferor is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(xiv) Transferor's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Transferor's tax books and records in all material respects.

7.1.12 Agreements, Contracts and Commitments. Except as set forth on herewith, Transferor does not have, is not a party to nor is it bound by:

(i) any collective bargaining agreements,

(ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vi) any fidelity or surety bond or completion bond,

(vii) any lease of personal property having a value individually in excess of $5,000,

(viii) any agreement of indemnification or guaranty,

(ix) any agreement, contract or commitment containing any covenant limiting the freedom of Transferor to engage in any line of business or to compete with any person,

(x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000,

(xi) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Business,

(xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

(xiii) any purchase order or contract for the purchase of raw materials involving $10,000 or more other than purchases in the ordinary course of business,

(xiv) any construction contracts,

(xv) any distribution, joint marketing or development agreement, or

(xvi) any other agreement, contract or commitment that involves $5,000 or more and is not cancelable without penalty within thirty (30) days.

(xvii) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Schedule 7.1.12, Transferor has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound and which are required to be set forth in Schedule 7.1.12 (any such agreement, contract or commitment, a "CONTRACT") except for breaches, violations or defaults that will not have a Material Adverse Effect. Each agreement, contract or commitment set forth in any of Transferor Schedules is in full force and effect and, except as otherwise disclosed in Schedule 3.12(b), is not subject to any default thereunder of which Transferor has knowledge by any party obligated to Transferor pursuant thereto.

7.1.13 Governmental Authorization. Schedule 3.14 accurately lists each material consent, license, permit, grant or other authorization issued to Transferor by a governmental entity (i) pursuant to which Transferor currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "TRANSFEROR AUTHORIZATIONS"), which Transferor Authorizations are in full force and effect and constitute all Transferor Authorizations required to permit Transferor to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

7.1.14 Litigation. Except as set forth in Schedule 7.1.15, there is no action, suit, claim or proceeding of any nature pending or, to the knowledge of Transferor, threatened against Transferor, its properties or any of its officers or directors in their capacity as such, nor, to the knowledge of Transferor, is there any basis therefore. Except as set forth in Schedule 7.1.15, there is no investigation pending or to the knowledge of Transferor, threatened against Transferor, its properties or any of its officers or directors (nor, to the Knowledge of

Transferor, is there any basis therefore) by or before any governmental entity. Schedule 7.1.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. Except as set forth in Schedule 7.1.15, no governmental entity has at any time challenged or questioned the legal right of Transferor to manufacture, offer or sell any of its products in the present manner or style thereof. Neither Transferor nor any of the Purchased Assets is subject to any material order, writ, injunction, judgment or decree of any court or other governmental agency or authority.

7.1.15 Accounts Receivable. There is no Accounts Receivable except as shown on the Financial Statements.

7.1.16 Minute Books. The minutes of corporate proceedings and consents of Transferor and Subsidiary made available to counsel for Acquiror are the only minute books of Transferor and Subsidiaries and contain a reasonably accurate summary of the meetings of the managing members (or committees thereof) referred to therein.

7.1.17 Environmental Matters.

(a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies or similar items, are present in any material quantities, as a result of the deliberate actions of Transferor, or, to Transferor's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Transferor has at any time owned, operated, occupied or leased, except for such presence as will not have a Material Adverse Effect.

(b) Hazardous Materials Activities. Transferor has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Transferor disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, except for such Hazardous Material Activity as would not have a Material Adverse Effect.

(c) Permits. Transferor currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of Transferor's Hazardous Material Activities and other businesses of Transferor as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Transferor's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Transferor. Transferor is not aware of any fact or circumstance which could involve Transferor in any material environmental litigation or impose upon Transferor any material environmental liability.

(e) Capital Expenditures. Transferor is not aware of any material capital expenditures which are required in order for it to comply with Environmental Laws.

7.2 Acquiror's Representations and Warranties. Acquiror represents and warrants to Transferor as follows:

7.2.0 Organization and Good Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

7.2.1 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms. Upon their execution and delivery by Acquiror at the Closing, the Acquiror's closing documents will constitute the legal, valid, and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms. Acquiror has full corporate power, authority, and capacity to execute and deliver this Agreement and the Acquiror's closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Acquiror has approved this Agreement and the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement, nor the performance of any of Acquiror's obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with, or result in a violation of any provision of Acquiror's Organizational Documents or any resolution adopted by the Board of Directors or the shareholders of Acquiror; or (ii) give any Person the right to prevent or otherwise interfere with this transaction pursuant to any legal requirement or order to which Acquiror is subject or any Contract to which Acquiror is a party or by which it or any of its assets is bound.

7.2.2 Certain Proceedings. No proceeding is pending or, to Acquiror's Knowledge, has been threatened against Acquiror that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

7.2.3 Title to Shares. The Shares are duly authorized and, when issued, upon the consummation of the transactions set forth herein, Transferor will own the Shares free and clear of all liens and encumbrances whatsoever.

8. Additional Covenants.

8.1 Covenants by Each Party.

8.1.1 Release of Acquiror and Transferor. At Closing, Acquiror and Transferor shall enter into a release agreement (the "Release Agreement") in the form of Exhibit D attached hereto.

8.1.2 Cooperation. Each of the parties hereto shall cooperate with the other parties in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for each party hereto.

8.1.3 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

8.1.4 Further Assurances. From time to time after the Closing, Transferor will, at its own expense, execute and deliver, or cause to be executed and delivered, such documents to Acquiror as Acquiror may reasonably request in order more effectively to vest in Acquiror good title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement, and from time to time after the Closing, Acquiror will, at its own expense, execute and deliver such documents to Transferor as Transferor may reasonably request in order more effectively to consummate the assumption of the Assumed Liabilities by Acquiror and otherwise to consummate the transactions contemplated by this Agreement.

8.2 Indemnification.

8.2.1 By Acquiror. In the event the Acquiror (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then the Acquiror shall hold harmless, indemnify and defend Transferor, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by Transferor to the extent such Damages arise or result from a breach by the Acquiror of any such representations and warranties or a violation of any covenant in this Agreement.

8.2.2 By Transferor. In the event Transferor (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails

to perform or comply with any of the covenants and agreements set forth in this Agreement, Transferor shall hold harmless, indemnify and defend Acquiror, and each of its managing members, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by the Acquiror to the extent such Damages arise or result from a breach by Transferor of any such representations or warranties or a violation of any covenant in this Agreement. For purposes of this Section 8.2, "Damages" shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys' fees and expenses incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement, and any and all amounts paid in settlement of any such claim.

8.3 Retention of and Access to Books and Records. Transferor agree to retain the Books and Records for a period of five (5) years after the Closing Date and to make them available to Acquiror for the purpose of making copies thereof at Acquiror's expense of.

9. Termination.

9.1 Termination Events. Except as otherwise provided for, this Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated by mutual written agreement of both Transferor and Acquiror.

9.2 Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall thereupon terminate, except that Sections 10 and 12 shall survive; provided, however, that if this Agreement is terminated by a party because of a material Breach of this Agreement by any of the parties or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

10. Default; Remedies.

10.1 Time of Essence. Time is of the essence of the parties' obligations under this Agreement.

10.2 Remedies. If any party fails to perform its obligations under this Agreement, the other party shall be entitled to pursue all remedies available at law or in equity, including, in the case of a failure to consummate this transaction following satisfaction (or waiver) of the conditions set forth in Section 6.1 or 6.2, as applicable, the remedy of specific performance; provided, however, that except with respect to a failure to close this transaction as provided herein, a party shall not be in default hereunder unless (i) the non-Breaching party has given the Breaching party notice specifying the nature of the Breach in reasonable detail, and (ii) the Breaching party either (a) has failed to cure such Breach within ten (10) Business Days after such notice is given, or (b) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) Business Days despite the exercise of Best Efforts,

has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

10.3 First Right of Refusal. Revels retains the First Right of Refusal regarding the repurchase of common stock should ACT decide to sell its interest in Revels at any time in the future.

10.4 Default of Terms and Conditions. In the event that ACT fails to pay the liabilities in accordance with the terms and conditions established, Revels may repurchase the common stock transferred to the Acquiror and as represented in this Agreement at par value. Revels must notify ACT of its intent to repurchase and grant ACT fifteen (15) business days to cure its default status.

11. Survival of Representations and Warranties

11.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until December 31, 2010.

(h) Resolution of Conflicts: Arbitration.

(i) In case the Transferor shall so object in writing to any claim or claims made in any Officer's Certificate, the Transferor and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Transferor and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii) If no such agreement can be reached after good faith negotiation, the matter shall be arbitrated before the American Arbitration Association. Either Acquiror or the Transferor may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained upon the conclusion of such litigation or both parties agree to arbitration, and in either such event the matter shall be settled by binding arbitration conducted by three arbitrators. Acquiror and the Transferor shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to

without substantial justification. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions of law, which shall set forth the award, decree or order of the arbitrators.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held at the discretion of Acquiror in Brevard County, Florida, under the rules then in effect of the American Arbitration Association.

(i) Agent of Transferor's Stockholders; Power Of Attorney.

(i) Upon execution and delivery of this Agreement, without further act of any stockholder of Transferor, Thomas Amon shall be appointed as agent and attorney-in-fact (the "TRANSFEROR STOCKHOLDER AGENT") for each stockholder of Transferor on behalf of stockholders of Transferor, to give and receive notices and communications, to authorize delivery to Acquiror of Acquiror Common Stock in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Transferor Stockholder Agent for the accomplishment of the foregoing. No bond shall be required of the Transferor Stockholder Agent, and the Transferor Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Transferor Stockholder Agent shall constitute notice to or from each of the stockholders of Transferor.

(ii) The Transferor Stockholder Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of Transferor shall severally indemnify the Transferor Stockholder Agent and hold the Transferor Stockholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Transferor Stockholder Agent and arising out of or in connection with the acceptance or administration of the Transferor Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Transferor Stockholder Agent.

(j) Actions of the Transferor's Stockholder Agent. A decision, act, consent or instruction of the Transferor Stockholder Agent shall constitute a decision of all the stockholders and shall be final, binding and conclusive upon each of such stockholders, and Acquiror may rely upon any such decision, act,

consent or instruction of the Transferor's Stockholder Agent as being the decision, act, consent or instruction of each and every such stockholder of Transferor. The Acquiror is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Transferor Stockholder Agent.

(k) Third-Party Claims. If a third-party asserts a claim, Acquiror shall have the right in its sole discretion to defend and to settle such third-party claim, provided, however, that any counsel retained to defend a third-party claim to be satisfied shall be reasonably acceptable to the Transferor Stockholder Agent and Acquiror shall not settle any such third party claim without the prior consent of the Transferor Stockholder Agent, which consent shall not be unreasonably withheld.

13. Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary, absent fraud or bad faith, the liability of Transferor with respect to any claim for a breach of any representation, warranty, covenant or agreement contained in this Agreement shall be limited to the assets of Revels, and no Principal Stockholder shall have any liability to Acquiror or arising from any breach after the close of this transaction other than with respect to claims made prior to such termination under this Agreement.

14. Construction and Interpretation..

14.1 The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References herein to sections are to sections of this Agreement unless otherwise specified.

14.2 Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

14.3 As used herein, (i) the term "party" refers to a party to this Agreement, unless otherwise specified, (ii) the terms "hereof," "herein," "hereunder," and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the term "this transaction" refers to the transaction contemplated by this Agreement, (iv) the term "including" is not limiting and means "including without limitation," (v) the term "documents" includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (vi) the term "property" includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

14.4 In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

14.5 This Agreement is the product of arm's length negotiations among, and has been reviewed by counsel to the parties and is the product of all the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

15. Miscellaneous Provisions.

15.1 Survival of Covenants. Each covenant or agreement of the parties set forth in this Agreement which by its terms expressly provides for performance after the Closing Date shall survive the Closing and be fully enforceable thereafter.

15.2 Expenses. Except as otherwise provided, each party shall bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and this transaction, including all fees and expenses of its own Representatives or any other similar payment in connection with this transaction.

15.3 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

15.4 Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

15.5 Notices. All notices under this Agreement shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any party shall be directed to its address set forth below, or to such other or additional address as any party may specify by notice to the other party. Any notice delivered in accordance with this Section 13.5 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient's normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two (2) Business Days after deposit therein.

If to TRANSFEROR:

Revels Construction, LLC
6109 26th Ave
Bradenton, FL 34208
Attn: Dave Revels

With a copy to:

__________, Esq.
____

If to ACQUIROR: Alternative Construction Technologies, Inc.
2910 Bush Drive
Melbourne, FL 32935
Attn: Chief Compliance Officer

With a copy to: Thomas Amon, Esq.
500 Fifth Avenue
Suite 1650
New York, NY 10110

15.6 Waiver. Any party's failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

15.7 Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

15.8 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law, and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

15.9 Integration. This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement, in the Exhibits and Schedules to this Agreement.

15.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to the principles thereof relating to conflicts of laws).

15.11 Arbitration. All disputes or claims arising out of or relating to this Agreement, or the breach hereof, including disputes as to the validity and/or enforceability of this Agreement or any portion thereof, and any claims for indemnification under the provisions of this Agreement, shall be resolved by binding arbitration conducted in Brevard County, Florida. Any arbitration pursuant to this Section 12.11 shall be conducted, upon the request of any party, before a single arbitrator selected by the parties or, failing agreement on the choice of an arbitrator within thirty (30) days of service of written demand for arbitration, by an arbitrator designated by the Presiding Judge of the Superior Court for Brevard County, Florida. The

arbitrator shall be a practicing attorney licensed to practice in one or more of the fifty (50) states, with substantial experience in commercial and/or commercial litigation matters, who has been in active practice for at least ten (10) years. Such arbitration shall be conducted in accordance with the laws of the State of Florida and pursuant to the commercial arbitration rules of the American Arbitration Association (although not under the auspices of the American Arbitration Association) and such of the federal rules of civil procedure as the arbitrator may determine. The arbitration shall be conducted within forty-five (45) days of the selection of the arbitrator and the arbitrator shall render his or her decision within twenty (20) days after conclusion of the arbitration. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys' fees and the fees of the arbitrator) of investigating, preparing, and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to arbitrate shall survive a termination or cancellation of this Agreement and shall be specifically enforceable under applicable federal law and the prevailing arbitration law of the State of Florida. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

15.12 Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

15.13 Waiver of Conflicts The parties acknowledge that certain of the principals of Revels may have independent agreements with ACT providing for their employment after the Closing. The terms and conditions of these agreements have been negotiated in good faith and at arms-length. Any conflict of interest, whether real or implied resulting from these prior agreements are deemed by the parties hereto to be waived.

15.14 Incorporation of Recitals, Exhibits, and Schedules. The Recitals to this Agreement and all Exhibits and Schedules to this Agreement are incorporated herein by this reference.

15.15 Further Assurances. Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect this transaction fully, so long as the terms thereof are consistent with the terms of this Agreement.

15.16 Bulk Sales. Acquiror hereby waives compliance by transferor with the provisions of any applicable bulk sales law (including the applicable sections of the Uniform Commercial Code of any state, and transferor hereby agrees to indemnify and hold Acquiror harmless for any liability, cost and expenses resulting from any such non-compliance.

15.18 Conditions to Closing. As a condition of closing this transaction the following items must be completed and in place:

(a) Acquiror will execute an Employment Agreement with Dave Revels and Steve Rechtsteiner. The term of said employment agreements will be no less than three (3) years.

(b) Upon completion of a third party review of the Transferors business.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ACQUIROR:

ALTERNATIVE CONSTRUCTION TECHNOLOGIES, INC.

By: ______________________

Name: Michael W. Hawkins
Title: Chief Executive Officer

TRANSFEROR:

REVELS CONSTRUCTION, LLC

By: ______________________

Name: Dave Revels
Title: Managing Member

REVELS CONSTRUCTION, L.L.C.
CONTRACTS TO BE ASSUMED

	Owner	Type Of Project		Amount	
	Stephen & Barbara Marland	Single Family Residence	$	331,766.91	
	Richard & Mindy Reeves	Design, Residential Addition	$	3,500.00	Balance Remaining
	Paul DeMariano	Design, Residential Addition	$	4,500.00	Balance Remaining
	Miriam Murray	S.H.I.P. Single Family Home	$	108,663.00	
V	Ronald & Mark Modell	Repairs To Mobile Home	$	750.00	TBD
V	Mr. C. Chaba	Panel Roof System	$	56,750.00	
	DeSoto Disaster Recovery				
V	Joseph Pursell	Remove Exist. New Panel Home	$	60,000.00	Estimate
V	Linda Cottrell	Remove Exist. New Panel Home	$	80,000.00	Estimate
V	Christopher Brantley	Demo, Replacement Mobile Home	$	6,000.00	
V	Clara Mejia	Demo, Replacement Mobile Home	$	6,000.00	
V	Mary Sanders	Repairs To Mobile Home	$	1,500.00	
V	Joseph Lewis	Demo, Replacement Mobile Home	$	4,000.00	
V	Joseph Mas	Demo, Replacement Mobile Home	$	6,000.00	
V	Martin Silva	Repairs To Existing Home	$	500.00	
V	Diane Bolvin	Repairs To Existing Home	$	250.00	
V	Mary Sherrard	Repairs To Existing Home	$	250.00	
V	Michelle Blanding	Evaluation - Termite Damage		TBD	
V	Robert & Loretta Poland	Skirting For Mobile Home	$	100.00	
	Terry Simmons	Punch List, Repairs	$	250.00	
	Mildred Neal	Punch List, Door Bell	$	150.00	
			Total: $	670,929.91	

V" = Verbal Contract

REVELS CONSTRUCTION, L.L.C.

TOOLS, VEHICLE, EQUIPMENT INVENTORY - 2007

Item	Quantity	Cost		Acq. Date	Life	Mos. Used	Deprec.	NBV
Truck (2002 Sierra 2500 HD - Blue Book)	1	$ 28,353.89	$ 28,353.89	3/31/2005	3	28	22,053.03	6,300.86
Truck Tool Box	1	$ 150.00	$ 150.00	3/31/2005	3	28	116.67	33.33
Trailer Hitches	2	$ 100.00	$ 200.00	3/31/2005	3	28	155.56	44.44
Coolers	2	$ 35.00	$ 70.00	3/31/2005	3	28	54.44	15.56
Trailer for Tractor	1	$ 3,000.00	$ 3,000.00	9/30/2006	7	10	357.14	2,642.86
Enclosed Trailer	1	$ 3,750.00	$ 3,750.00	9/30/2006	7	10	446.43	3,303.57
Spare Tire	1	$ 90.00	$ 90.00	9/30/2006	7	10	10.71	79.29
Shelving In Trailer	Lot	$ 350.00	$ 350.00	9/30/2006	7	10	41.67	308.33
Plastic Storage Bins	Lot	$ 100.00	$ 350.00	9/30/2006	7	10	41.67	308.33
Painted Signs On Trailer	2	$ 150.00	$ 300.00	9/30/2006	7	10	35.71	264.29
Portable Shade Canopy	1	$ 22.00	$ 22.00	9/30/2006	7	10	2.62	19.38
On-site Print Table	1	$ 40.00	$ 40.00	9/30/2006	7	10	4.76	35.24
Dump Trailer	1	$ 4,800.00	$ 4,800.00	9/30/2006	7	10	571.43	4,228.57
Spare Tire	1	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Site Signs								
Magnetic	2	$ 30.00	$ 60.00	9/30/2006	5	10	10.00	50.00
Small	2	$ 35.00	$ 70.00	9/30/2006	5	10	11.67	58.33
Large	1	$ 600.00	$ 600.00	9/30/2006	5	10	100.00	500.00
Actech	2	$ 80.00	$ 160.00	9/30/2006	5	10	26.67	133.33
Office Furnishings - SAR								
Fax / Copier / Scanner / Printer	1	$ 70.00	$ 70.00	9/30/2006	5	10	11.67	58.33
Computer Work Station / Chair	1	$ 150.00	$ 150.00	9/30/2006	5	10	25.00	125.00
Dell Laptop Computer	1	$ 850.00	$ 850.00	9/30/2006	5	10	141.67	708.33
Office Furnishings - DWR								
Fax / Copier / Scanner / Printer	1	$ 125.00	$ 125.00	9/30/2006	5	10	20.83	104.17
Desk Unit w/ Chair	1	$ 2,950.00	$ 2,950.00	9/30/2006	5	10	491.67	2,458.33
Laptop Computer	1	$ 600.00	$ 600.00	9/30/2006	5	10	100.00	500.00
Permit Boxes w/ Poles	6	$ 55.00	$ 330.00	9/30/2006	7	10	39.29	290.71
Hand Cart	2	$ 59.00	$ 118.00	9/30/2006	7	10	14.05	103.95
Wheel Barrel	2	$ 79.00	$ 158.00	9/30/2006	7	10	18.81	139.10
Shop-Vacs								
	2	$ 75.00	$ 150.00	9/30/2006	7	10	17.86	132.14
	1	$ 89.00	$ 89.00	9/30/2006	7	10	10.60	78.40
Portable Air Compressor	1	$ 300.00	$ 300.00	9/30/2006	7	10	35.71	264.29
Air Compressor Hose, Fittings	Lot	$ 150.00	$ 150.00	9/30/2006	7	10	17.86	132.14
Air Nailer	1	$ 225.00	$ 225.00	9/30/2006	7	10	26.79	198.21
Brad Nailer	1	$ 80.00	$ 80.00	9/30/2006	7	10	9.52	70.48
Chipping Hammer - Electric	1	$ 225.00	$ 225.00	9/30/2006	7	10	26.79	198.21
Circular Saw - 10" Milwaukee	1	$ 310.00	$ 310.00	9/30/2006	7	10	36.90	273.10
Blade Wax	2	$ 4.00	$ 8.00	9/30/2006	7	10	0.95	7.05
Spare Blades	4	$ 110.00	$ 440.00	9/30/2006	7	10	52.38	387.62
Circular Saw - 7 1/2"								
	2	$ 85.00	$ 170.00	9/30/2006	7	10	20.24	149.76
	1	$ 59.00	$ 59.00	9/30/2006	7	10	7.02	51.98
Spare Blades	8	$ 15.00	$ 120.00	9/30/2006	7	10	14.29	105.71
Circular Saws - 5", Battery	3	$ 70.00	$ 210.00	9/30/2006	7	10	25.00	185.00
Saw-z-all - Battery	1	$ 70.00	$ 70.00	9/30/2006	7	10	8.33	61.67
Saw-z-all - Electric	2	$ 59.00	$ 118.00	9/30/2006	7	10	14.05	103.95
Spare Blades	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Saber Saw - Battery	1	$ 115.00	$ 115.00	9/30/2006	7	10	13.69	101.31
Saber Saw - Electric	1	$ 79.00	$ 79.00	9/30/2006	7	10	9.40	69.60
Spare Blades	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Craftsman 10" Table Saw	1	$ 350.00	$ 350.00	9/30/2006	7	10	41.67	308.33
Spare Blades	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Item	Quantity	Cost		9/30/2006	7	10		
Table Saw - 10"								
	2	$ 129.00	$ 258.00	9/30/2006	7	10	30.71	227.29
Spare Blades	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Compound Miter Saw - 10"								
	1	$ 249.00	$ 249.00	9/30/2006	7	10	29.64	219.36
	1	$ 119.00	$ 119.00	9/30/2006	7	10	14.17	104.83

Spare Blades	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Cut-Off Saw - 12"	1	$ 125.00	$ 125.00	9/30/2006	7	10	14.88	110.12
Spare Blades	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Gas Powered Chain Saw	1	$ 250.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Table For Saws - Adjustable	1	$ 150.00	$ 150.00	9/30/2006	7	10	17.86	132.14
Hand Drills - Electric	10	$ 49.00	$ 490.00	9/30/2006	7	10	58.33	431.67
Hand Drills - Battery	3	$ 129.00	$ 387.00	9/30/2006	7	10	46.07	340.93
Deck Drill / Driver	1	$ 110.00	$ 110.00	9/30/2006	7	10	13.10	96.90
Hammer Drill - Electric	2	$ 180.00	$ 360.00	9/30/2006	7	10	42.86	317.14
"Shorty" Tool	1	$ 275.00	$ 275.00	9/30/2006	7	10	32.74	242.26
Battery Chargers	4	$ 25.00	$ 100.00	9/30/2006	7	10	11.90	88.10
Drill Bits	Lot	$ 300.00	$ 250.00	9/30/2006	7	10	29.76	220.24
Drill Drivers	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Hole Saw Sets	2	$ 69.00	$ 138.00	9/30/2006	7	10	16.43	121.57
Tap Set	1	$ 49.00	$ 49.00	9/30/2006	7	10	5.83	43.17
Router	1	$ 59.00	$ 59.00	9/30/2006	7	10	7.02	51.98
Router Template For Hinges	1	$ 25.00	$ 25.00	9/30/2006	7	10	2.98	22.02
Hand Grinder - 4"	3	$ 179.00	$ 537.00	9/30/2006	7	10	63.93	473.07
Spare Discs	Lot	$ 80.00	$ 80.00	9/30/2006	7	10	9.52	70.48
Laser Level, Tripod	1	$ 1,000.00	$ 1,000.00	9/30/2006	7	10	119.05	880.95
Laser Level - Wall Mountable	1	$ 49.00	$ 49.00	9/30/2006	7	10	5.83	43.17
Plumb Bob	1	$ 10.00	$ 10.00	9/30/2006	7	10	1.19	8.81
Levels								
12"	4	$ 12.00	$ 48.00	9/30/2006	7	10	5.71	42.29
24"	4	$ 20.00	$ 80.00	9/30/2006	7	10	9.52	70.48
48"	3	$ 50.00	$ 150.00	9/30/2006	7	10	17.86	132.14
60" - Magnetic	1	$ 80.00	$ 80.00	9/30/2006	7	10	9.52	70.48
Post	1	$ 8.00	$ 8.00	9/30/2006	7	10	0.95	7.05
String	1	$ 3.00	$ 3.00	9/30/2006	7	10	0.36	2.64
Squares								
Drywall - 48"	2	$ 15.00	$ 30.00	9/30/2006	7	10	3.57	26.43
8"	4	$ 8.00	$ 32.00	9/30/2006	7	10	3.81	28.19
12"	1	$ 15.00	$ 15.00	9/30/2006	7	10	1.79	13.21
	1	$ 10.00	$ 10.00	9/30/2006	7	10	1.19	8.81
Tape Measures								
12'	2	$ 10.00	$ 20.00	9/30/2006	7	10	2.38	17.62
25'	4	$ 15.00	$ 60.00	9/30/2006	7	10	7.14	52.86
30'	4	$ 15.00	$ 60.00	9/30/2006	7	10	7.14	52.86
50'	2	$ 20.00	$ 40.00	9/30/2006	7	10	4.76	35.24
100'	4	$ 30.00	$ 120.00	9/30/2006	7	10	14.29	105.71
300'	1	$ 45.00	$ 45.00	9/30/2006	7	10	5.36	39.64
Measuring Wheels	2	$ 50.00	$ 100.00	9/30/2006	7	10	11.90	88.10
Power Plane	1	$ 65.00	$ 65.00	9/30/2006	7	10	7.74	57.26
Dremel Tool	1	$ 49.00	$ 49.00	9/30/2006	7	10	5.83	43.17
Roto-Zip	1	$ 69.00	$ 69.00	9/30/2006	7	10	8.21	60.79
Drywall Screw Gun	1	$ 124.00	$ 124.00	9/30/2006	7	10	14.76	109.24
Chalk Lines	2	$ 8.00	$ 16.00	9/30/2006	7	10	1.90	14.10
Chalk	Lot	$ 10.00	$ 10.00	9/30/2006	7	10	1.19	8.81
Tile Cutter - 18"	1	$ 39.00	$ 39.00	9/30/2006	7	10	4.64	34.36
Tile Wet Saw	1	$ 99.00	$ 99.00	9/30/2006	7	10	11.79	87.21
Item	**Quantity**	**Cost**						
Tile Chipping Tool	1	$ 12.00	$ 12.00	9/30/2006	7	10	1.43	10.57
Trowels	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Concrete Finishing Tools	Lot	$ 75.00	$ 75.00	9/30/2006	7	10	8.93	66.07
Concrete Bull Float	1	$ 200.00	$ 200.00	9/30/2006	7	10	23.81	176.19
Concrete Power Float	1	$ 1,400.00	$ 1,400.00	9/30/2006	7	10	166.67	1,233.33
Concrete Screed Board	1	$ 35.00	$ 35.00	9/30/2006	7	10	4.17	30.83
Concrete Vibrator	1	$ 1,000.00	$ 1,000.00	9/30/2006	7	10	119.05	880.95
Ropes	Lot	$ 75.00	$ 75.00	9/30/2006	7	10	8.93	66.07
Chains	Lot	$ 55.00	$ 55.00	9/30/2006	7	10	6.55	48.45
Ladders								
Folding Stools	2	$ 59.00	$ 118.00	9/30/2006	7	10	14.05	103.95
6'	1	$ 79.00	$ 79.00	9/30/2006	7	10	9.40	69.60
8'	1	$ 99.00	$ 99.00	9/30/2006	7	10	11.79	87.21
10'	1	$ 149.00	$ 149.00	9/30/2006	7	10	17.74	131.26

12'	1	$	179.00	$	179.00	9/30/2006	7	10	21.31	157.69
Extension	1	$	199.00	$	199.00	9/30/2006	7	10	23.69	175.31
"Little Giant"	1	$	129.00	$	129.00	9/30/2006	7	10	15.36	113.64
Baker's Scaffolding	Lot	$	1,000.00	$	1,000.00	9/30/2006	7	10	119.05	880.95
Flat Bars	4	$	10.00	$	40.00	9/30/2006	7	10	4.76	35.24
Cat's Paws	3	$	8.00	$	24.00	9/30/2006	7	10	2.86	21.14
Breaker Bars										
24"	1	$	15.00	$	15.00	9/30/2006	7	10	1.79	13.21
36"	1	$	20.00	$	20.00	9/30/2006	7	10	2.38	17.62
48"	1	$	30.00	$	30.00	9/30/2006	7	10	3.57	26.43
72"	1	$	40.00	$	40.00	9/30/2006	7	10	4.76	35.24
Hammers										
Framing	4	$	25.00	$	100.00	9/30/2006	7	10	11.90	88.10
2 Lb.	2	$	20.00	$	40.00	9/30/2006	7	10	4.76	35.24
3 Lb.	1	$	27.00	$	27.00	9/30/2006	7	10	3.21	23.79
Sledge	1	$	35.00	$	35.00	9/30/2006	7	10	4.17	30.83
Rubber Mallet	3	$	13.00	$	39.00	9/30/2006	7	10	4.64	34.36
Hatchets / Axes	2	$	25.00	$	50.00	9/30/2006	7	10	5.95	44.05
Panel "Knock Blocks"	2									
Come-Along w/ Cable	1	$	50.00	$	50.00	9/30/2006	7	10	5.95	44.05
Shovels	3	$	18.00	$	54.00	9/30/2006	7	10	6.43	47.57
Rakes	2	$	10.00	$	20.00	9/30/2006	7	10	2.38	17.62
Picks	1	$	30.00	$	30.00	9/30/2006	7	10	3.57	26.43
Post Hole Digger	1	$	27.00	$	27.00	9/30/2006	7	10	3.21	23.79
Scrapers	1	$	19.00	$	19.00	9/30/2006	7	10	2.26	16.74
Saw Horses Sets										
	3	$	60.00	$	180.00	9/30/2006	7	10	21.43	158.57
	1	$	150.00	$	150.00	9/30/2006	7	10	17.86	132.14
Miter Boxes, Saw - Hand	2	$	35.00	$	70.00	9/30/2006	7	10	8.33	61.67
Hand Trim Saws	2	$	28.00	$	56.00	9/30/2006	7	10	6.67	49.33
Hand Saws	1	$	35.00	$	35.00	9/30/2006	7	10	4.17	30.83
Hand Jig Saws	2	$	11.00	$	22.00	9/30/2006	7	10	2.62	19.38
Hack Saws	2	$	14.00	$	28.00	9/30/2006	7	10	3.33	24.67
Screw Driver Sets	3	$	15.00	$	45.00	9/30/2006	7	10	5.36	39.64
Pliers Sets	2	$	35.00	$	70.00	9/30/2006	7	10	8.33	61.67
Socket Sets	2	$	79.00	$	158.00	9/30/2006	7	10	18.81	139.19
Item	Quantity		Cost							
Painting Equipment										
Trays	4	$	6.00	$	24.00	9/30/2006	7	10	2.86	21.14
Rollers	4	$	10.00	$	40.00	9/30/2006	7	10	4.76	35.24
Roller Covers	Lot	$	50.00	$	50.00	9/30/2006	7	10	5.95	44.05
Brushes	Lot	$	100.00	$	100.00	9/30/2006	7	10	11.90	88.10
Rags	Lot	$	20.00	$	20.00	9/30/2006	7	10	2.38	17.62
Drop Cloths	6	$	10.00	$	60.00	9/30/2006	7	10	7.14	52.86
Tape	Lot	$	35.00	$	35.00	9/30/2006	7	10	4.17	30.83
Sponges	Lot	$	10.00	$	10.00	9/30/2006	7	10	1.19	8.81
Buckets	4	$	6.00	$	24.00	9/30/2006	7	10	2.86	21.14
Misc.	Lot	$	50.00	$	50.00	9/30/2006	7	10	5.95	44.05
Drywall Equipment										
Knives	4	$	5.00	$	20.00	9/30/2006	7	10	2.38	17.62
Rasps	1	$	8.00	$	8.00	9/30/2006	7	10	0.95	7.05
Sanding Pads	2	$	6.00	$	12.00	9/30/2006	7	10	1.43	10.57
"Mud Blades", Various Sizes	Lot	$	50.00	$	50.00	9/30/2006	7	10	5.95	44.05
Sanding Pads, Pole	1	$	40.00	$	40.00	9/30/2006	7	10	4.76	35.24
Caulking Guns - Standard	7	$	8.00	$	56.00	9/30/2006	7	10	6.67	49.33
Caulking Guns - Large	2	$	20.00	$	40.00	9/30/2006	7	10	4.76	35.24
Putty Knives	6	$	8.00	$	48.00	9/30/2006	7	10	5.71	42.29
Tin Snips	4	$	17.00	$	68.00	9/30/2006	7	10	8.10	59.90
Wire Cutters	2	$	15.00	$	30.00	9/30/2006	7	10	3.57	26.43
Bolt Cutter										
Small	1	$	22.00	$	22.00	9/30/2006	7	10	2.62	19.38
Large	1	$	60.00	$	60.00	9/30/2006	7	10	7.14	52.86
Fish Tape	1	$	20.00	$	20.00	9/30/2006	7	10	2.38	17.62
Tubing Cutters	1	$	8.00	$	8.00	9/30/2006	7	10	0.95	7.05
Crescent Wrenches	6	$	20.00	$	120.00	9/30/2006	7	10	14.29	105.71
Adjustable Wrenches	4	$	15.00	$	60.00	9/30/2006	7	10	7.14	52.86

Copper Tubing Brushes	2	$ 8.00	$ 16.00	9/30/2006	7	10	1.90	14.10
Wire Brushes	2	$ 10.00	$ 20.00	9/30/2006	7	10	2.38	17.62
Socket Wrench Set	1	$ 99.00	$ 99.00	9/30/2006	7	10	11.79	87.21
File Sets	1	$ 48.00	$ 48.00	9/30/2006	7	10	5.71	42.29
Allen Wrench Sets	2	$ 30.00	$ 60.00	9/30/2006	7	10	7.14	52.86
Nail Sets	6	$ 3.50	$ 21.00	9/30/2006	7	10	2.50	18.50
Scribe Tool	1	$ 12.00	$ 12.00	9/30/2006	7	10	1.43	10.57
Cold Chisels	2	$ 14.00	$ 28.00	9/30/2006	7	10	3.33	24.67
Staplers	2	$ 49.00	$ 98.00	9/30/2006	7	10	11.67	86.33
Staples	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Clamps								
Small	2	$ 8.00	$ 16.00	9/30/2006	7	10	1.90	14.10
Medium	2	$ 12.00	$ 24.00	9/30/2006	7	10	2.86	21.14
Large	2	$ 17.00	$ 34.00	9/30/2006	7	10	4.05	29.95
Flooring	4	$ 9.00	$ 36.00	9/30/2006	7	10	4.29	31.71
"C" Type	4	$ 11.00	$ 44.00	9/30/2006	7	10	5.24	38.76
	Lot	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
Extension Cords								
Pig Tails	4	$ 18.00	$ 72.00	9/30/2006	7	10	8.57	63.43
25'	6	$ 6.00	$ 36.00	9/30/2006	7	10	4.29	31.71
50'	6	$ 18.00	$ 108.00	9/30/2006	7	10	12.86	95.14
100'	6	$ 35.00	$ 210.00	9/30/2006	7	10	25.00	185.00
Gang Boxes	3	$ 13.00	$ 48.00	9/30/2006	7	10	5.36	39.64
Portable Light - Clip On	1	$ 20.00	$ 20.00	9/30/2006	7	10	2.38	17.62
Six Ton Hydraulic Jack	1	$ 38.00	$ 38.00	9/30/2006	7	10	4.52	33.48
Adjustable Floor Jack	1	$ 47.00	$ 47.00	9/30/2006	7	10	5.60	41.40
Laminate Flooring Installation Kits	3	$ 26.00	$ 78.00	9/30/2006	7	10	9.29	68.71
Item	Quantity	Cost						
Safety Supplies								
First Aid Kit	2	$ 35.00	$ 70.00	9/30/2006	7	10	8.33	61.67
Safety Classes	6	$ 8.00	$ 48.00	9/30/2006	7	10	5.71	42.29
Safety Face Shields	2	$ 17.00	$ 34.00	9/30/2006	7	10	4.05	29.95
Gloves	6	$ 4.00	$ 24.00	9/30/2006	7	10	2.86	21.14
Hard Hats	4	$ 25.00	$ 100.00	9/30/2006	7	10	11.90	88.10
Knee Pads	3	$ 25.00	$ 75.00	9/30/2006	7	10	8.93	66.07
Harness w/ Rope	2	$ 200.00	$ 400.00	9/30/2006	7	10	47.62	352.38
Flash Lights	4	$ 10.00	$ 40.00	9/30/2006	7	10	4.76	35.24
Cleaning Supplies								
Brooms	4	$ 35.00	$ 140.00	9/30/2006	7	10	16.67	123.33
Dust Pans	1	$ 12.00	$ 12.00	9/30/2006	7	10	1.43	10.57
Mops	1	$ 15.00	$ 15.00	9/30/2006	7	10	1.79	13.21
Rags	Lot	$ 25.00	$ 25.00	9/30/2006	7	10	2.98	22.02
Towels	Lot	$ 25.00	$ 25.00	9/30/2006	7	10	2.98	22.02
Sponges	Lot	$ 15.00	$ 15.00	9/30/2006	7	10	1.79	13.21
Buckets	4	$ 8.00	$ 32.00	9/30/2006	7	10	3.81	28.19
Cleaning Solutions	Lot	$ 30.00	$ 30.00	9/30/2006	7	10	3.57	26.43
Hand Brushes	3	$ 3.00	$ 9.00	9/30/2006	7	10	1.07	7.93
Garbage Cans	4	$ 35.00	$ 140.00	9/30/2006	7	10	16.67	123.33
Garbage Bags	Lot	$ 20.00	$ 20.00	9/30/2006	7	10	2.38	17.62
Blue Tarps	4	$ 25.00	$ 100.00	9/30/2006	7	10	11.90	88.10
Floor Covering Rosin Paper	4	$ 20.00	$ 80.00	9/30/2006	7	10	9.52	70.48
Plastic Cover Sheeting	Box	$ 50.00	$ 50.00	9/30/2006	7	10	5.95	44.05
		TOTAL:	$ 67,823.89				$ 24,836.95	$ 40,527.05

REVELS CONSTRUCTION, L.L.C.
MATERIAL INVENTORY - JULY 15, 2007

Item	Units	Quantity	Cost			
Panel System Assembly Components						
Panels	Sq. Ft.	100	$	4.85	$	485.00
Base	Lin. Ft.	110	$	7.25	$	797.50
Anchor Bolts	Each	50	$	3.00	$	150.00
Channel	Lin. Ft.	70	$	1.75	$	122.50
Roof Channel	Lin. Ft.	100	$	2.00	$	200.00
3 x 3 Angle	Lin. Ft.	80	$	1.95	$	156.00
5 x 5 Angle	Lin. Ft.	60	$	2.25	$	135.00
Roof Base	Lin. Ft.	20	$	3.05	$	61.00
Roof Cap	Lin. Ft.	30	$	3.25	$	97.50
3 3/4" Fasteners	Each	5,000	$	0.09	$	450.00
1 5/8" Fasteners	Each	2,500	$	0.06	$	150.00
Lath Head Fasteners	Each	5,000		0.015	$	75.00
Demonstration Corner Assembly	Each	1	$	250.00	$	250.00
Caulking						
Painting	Tubes	12	$	1.15	$	13.80
Panel Assembly	Tubes	60	$	3.00	$	180.00
	Tubes	5	$	8.00	$	40.00
Construction Adhesive	Tubes	4	$	15.00	$	60.00
Drywall Screws	Lot	1	$	50.00	$	50.00
Coil Nails						
16d	Case	1	$	48.00	$	48.00
12d	Case	1	$	42.00	$	42.00
8d	Case	1	$	36.00	$	36.00
Deck screws	Lot1	1	$	50.00	$	50.00
Underlayment Nails	Lot	1	$	75.00	$	75.00
Roofing Nails	Lot	1	$	100.00	$	100.00
Siding Nails	Lot	1	$	50.00	$	50.00
Finish Nails	Lot	1	$	100.00	$	100.00
Tapcons / Red Heads	Lot	1	$	80.00	$	80.00
Simpson Hangers, Straps, Bases	Lot	1	$	150.00	$	150.00
Simpson Hanger / Strap / Base Nails	Lot	1	$	25.00	$	25.00
Forming Material						
4 x 4 x 10' Blocking	Each	10	$	12.00	$	120.00
2 x 10 x 10' Form Boards	Each	6	$	10.00	$	60.00
2 x 2 Stakes	Each	20	$	1.05	$	21.00
2 x 4 Bracing	Lot	1	$	25.00	$	25.00
Foundation Materials						
5/8" Rebar	Lin. Ft.	100	$	0.35	$	35.00
Welded Wire Mesh	Rolls	1	$	125.00	$	125.00
Chairs For Rebar	Boxes	0	$	45.00	$	-
Tie-Wire For Rebar	Boxes	1	$	30.00	$	30.00
Vapor Barrier	Sq. Ft.	0	$	0.06	$	-
Silt Fence	Lin. Ft.	100	$	0.50	$	50.00
Stakes For Silt Fence	Each	20	$	1.10	$	22.00
String	Rolls	4	$	10.00	$	40.00
Decorative Wood Front Entry Door	Each	1	$	1,000.00	$	1,000.00

Solid Maple Front Entry Doors - 8'	Each	3	$ 500.00	$ 1,500.00
Screen Door	Each	1	$ 50.00	$ 50.00
Windows (Impact Resistant)	Each	9	$ 450.00	$ 4,050.00
Decorative Wall Medicine Cabinets	Each	2	$ 85.00	$ 170.00
Exterior Door Lock Sets	Each	3	$ 27.00	$ 81.00
Interior Door Lock Sets	Each	5	$ 20.00	$ 100.00
Interior Door Passage Sets	Each	3	$ 18.00	$ 54.00
Item	Units	Quantity	Cost	
Interior Door Hinges	Each	6	$ 8.00	$ 48.00
Laminate Flooring	Lot	1	$ 125.00	$ 125.00
Decora Style				
Dimmers	Each	10	$ 38.00	$ 380.00
Outlets	Each	20	$ 15.00	$ 300.00
Switches	Each	12	$ 15.00	$ 180.00
Plates	Each	20	$ 1.00	$ 20.00
Smoke Detectors	Each	5	$ 15.00	$ 75.00
Romex Wire	Lot	0	$ -	$ -
Wire Ties	Each	Lot	$ 50.00	$ 50.00
Misc. Light Fixtures	Each	4	$ 35.00	$ 140.00
Light Bulbs	Lot	1	$ 45.00	$ 45.00
PVC Pipe	Lot	1	$ 100.00	$ 100.00
Fittings	Lot	1	$ 50.00	$ 50.00
Cement	Lot	1	$ 25.00	$ 25.00
CPVC Pipe	Lot	1	$ 50.00	$ 50.00
Fittings	Lot	1	$ 40.00	$ 40.00
Cement	Lot	1	$ 20.00	$ 20.00
Vinyl Siding				
Siding	Lot	1	$ 160.00	$ 160.00
"J" Channel	Lot	1	$ 50.00	$ 50.00
Trim	Lot	0	$ -	$ -
Hardie Panel / Trim	Lot	1	$ 100.00	$ 100.00
Metal Roofing				
"5V Crimp" Material	Lot	1	$ 65.00	$ 65.00
Trim	Lot	1	$ 50.00	$ 50.00
Fasteners	Lot	0	$ -	$ -
Roll Insulation	Lot	1	$ 10.00	$ 10.00
Spray Insulation	Lot	1	$ 15.00	$ 15.00
Paint				
Interior Primer - White	Pails	1	$ 65.00	$ 65.00
Interior Finish Paint - White	Pails	2	$ 80.00	$ 160.00
			TOTAL:	$ 14,085.30

EXHIBIT A

The following are the assets used in the Business:

ACCOUNTS RECEIVABLE

FIXED ASSETS AND INVENTORY

Items	Cost	Accum Deprec	Book Value

EXHIBIT B

ASSUMED LIABILITIES

NONE

REVELS CONSTRUCTION, LLC
6109 26TH AVE. EAST
BRADENTON, FL 34208

August 24, 2007

CURRENT ACCOUNTS PAYABLE

2. Home Depot Mastercard (# 5588800001860511)	$23,154.80
3. Home Depot Commercial (#6035322535162808)	$ 138.15
4. Lew & Sons (Plumbing)	$ 4,420.00
5. Builder's Door & Supply, Inc.	$ 7,992.82
~~6. Hope Lumber Co.~~	~~$ 3,739.07~~
~~7. Performance Electric~~	~~$10,800.00~~
~~8. Zonneveld, Inc.~~	~~$ 8,286.35~~
~~9. Current Labor Costs (x 1 week)~~	~~$ 1,760.00~~
10. Amberjack Sanitation	$ 65.00
TOTAL	~~60,356.19~~

Short term Liabilities 23,292.95

Payables 12,477.82

EXHIBIT C

STOCK PURCHASE AGREEMENT

AND

ASSIGNMENT AND ASSUMPTION

This Stock Purchase Agreement and Assignment and Assumption Agreement (this "Assignment and Assumption Agreement"), dated as of August 10, 2007 (the "Effective Date") by and between Alternative Construction Technologies, Inc., a Florida corporation ("Acquiror"), and Revels Construction, LLC., a Florida limited liability company ("Transferor").

Recitals:

A. TRANSFEROR and ACQUIROR entered into that certain Stock Purchase Agreement, August 2, 2007 (the "Agreement"), which provides, on the terms and conditions set forth therein, for the transfer by Transferor and purchase by Acquiror of the Business of Transferor as set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

B. The assets being sold by Transferor and purchased by Acquiror include, but are not limited to, all of Transferor's tangible and intangible property used in the Business (the "Purchased Assets") as set forth in the Agreement.

C. Acquiror desires to obtain all right, title and interest in and to any and all of the Purchased Assets.

D. This Assignment and Assumption Agreement is being executed and delivered in order to affect the transfer of the Purchased Assets to Acquiror, as provided in the Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor agree as follows:

1. Assignment. Transferor hereby sells, grants, conveys, bargains, transfers, assigns and delivers to Acquiror, and to Acquiror's successors and assigns, all of Transferor's rights, titles and interests, legal and equitable, throughout the world, in and to the Purchased Assets, to have and to hold the same forever. This is a transfer and conveyance by Transferor to Acquiror of good and marketable title to the Purchased Assets, free and clear of all encumbrances except as provided in the Agreement or on the Schedules thereto. Subject to the conditions and limitations contained in the Agreement, Transferor hereby covenants and agrees to warrant and defend title to the Purchased Assets against any and all claims whatsoever to the extent represented and warranted to in the Agreement.

2. Assumption. Acquiror, in consideration of the assignment, hereby assumes and undertakes to discharge, as appropriate in accordance with their terms, all of the Assumed Liabilities except as otherwise set forth in the Agreement. Except as provided for in this Paragraph 2, Acquiror is not hereby assuming, and the Acquiror shall not assume or otherwise be obligated to pay, perform, satisfy or discharge, any liabilities or obligations of Transferor or the Business.

3. Further Assurances. Transferor agrees that it will, at Acquiror's request at any time and from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and assurances as may be considered by Acquiror, its successors and assigns, to be necessary or proper to better effect the sale, conveyance, transfer, assignment, assurance, confirmation and delivery of ownership of the Purchased Assets to Acquiror, or to aid and assist in collecting and reducing to the possession of Acquiror, any and all Purchased Assets.

4. Amendment or Termination; Successors and Assigns. This Assignment and Assumption Agreement may not be amended or terminated except by a written instrument duly signed by each of the parties hereto. This Assignment and Assumption Agreement shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

5. No Third Parties. Nothing in this Assignment and Assumption Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Acquiror and Transferor, their successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of the Acquiror and Transferor, their successors and assigns.

6. Construction. This Assignment and Assumption Agreement, being further documentation of a portion of the conveyances, transfers and assignments provided for in and by the Agreement, neither supersedes, amends, or modifies any of the terms or provisions of the Agreement nor does it expand upon or limit the rights, obligations or warranties of the parties under the Agreement. In the event of a conflict or ambiguity between the provisions of this Assignment and Assumption, the provisions of the Stock Purchase Agreement will be controlling.

7. Governing Law. The rights and obligations of the parties under this Assignment and Assumption Agreement will be construed under and governed by the internal laws of the State of Florida (regardless of its or any other jurisdiction's conflict-of-law provisions).

8. Counterparts. This Assignment and Assumption Agreement may be executed by facsimile in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the Effective Date.

ACQUIROR:

ALTERNATIVE CONSTRUCTION TECHNOLOGIES, INC.

By:________________________

Name: Michael W. Hawkins
Title: Chief Executive Officer

TRANSFEROR:

REVELS CONSTRUCTION, LLC

By:________________________

Name: Dave Revels
Title: Managing Member

EXHIBIT D

MUTUAL RELEASE AGREEMENT

This Mutual Release Agreement (this "Release Agreement"), dated as of August 10, 2007 (the "Effective Date"), by and between Alternative Construction Technologies, Inc., a Florida corporation ("Acquiror") and Revels Construction, LLC, a Florida limited liability company("Transferor").

RECITALS

WHEREAS, Transferor and Acquiror are parties to that certain Stock Purchase Agreement, dated August 2, 2007 (the " Stock Purchase Agreement"), and this Release Agreement is that certain Release Agreement as that term is defined in the Stock Purchase Agreement; and

WHEREAS, Transferor and Acquiror now wish to enter into this Release Agreement with respect to the consummation of the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Definitions. Any capitalized term used in this Release Agreement without definition shall have the meaning given to such term in the Stock Purchase Agreement.

2. Release by Transferor. Transferor hereby fully, forever, irrevocably, and unconditionally releases and discharges ACT, including, as applicable, all past and present officers, managing members, stockholders, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations), agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them, from any and all claims, damages or other sums, including attorneys' fees and costs, which Transferor may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the effective date of this Agreement, whether now known or unknown, and whether asserted or unasserted.

3. Release by Acquiror. Acquiror hereby fully, forever, irrevocably, and unconditionally releases and discharges Transferor, including, as applicable, all past and present officers, directors, stockholders, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations), agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them, from any and all claims, damages or other sums, including attorneys' fees and costs, which Acquiror may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of

time to the effective date of this Agreement, whether now known or unknown, and whether asserted or unasserted.

4. Miscellaneous.

4.1 Severability. The invalidity of all or any part of this Release Agreement shall not render invalid the remainder of this Release Agreement. In the event a court of competent jurisdiction should decline to enforce any provision of this Release Agreement, such provision shall be reformed to the extent necessary in the judgment of such court to make such provision enforceable to the maximum extent that the court shall find enforceable.

4.2 Notices. Any notice hereunder shall be sufficient if in writing and telefaxed to the party or sent by certified mail, return receipt requested and addressed as follows:

If to ACQUIROR	Alternative Construction Technologies, Inc. 2910 Bush Drive Melbourne, Florida 32935 Attn: Chief Compliance Officer
With a copy to:	Thomas Amon, Esq. 500 Fifth Ave, Suite 1650 New York, NY 10110
If to TRANSFEROR:	Revels Construction, LLC 6109 26th Ave Bradenton, FL 34208 Attn: Dave Revels
With a copy to:	__________, Esq. ______________ ______________ ______________

4.3 Governing Law. This Agreement is made and shall be construed and performed in accordance with the laws of the State of Florida.

4.4 Waiver of Agreement. Any term or condition of this Release Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Release Agreement, in any one or more instance, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Release Agreement on any future occasion.

All remedies, either under this Release Agreement, by law or otherwise, will be cumulative and not alternative.

4.5 Headings. The headings of the sections of this Release Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

4.6 Counterparts. This Release Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.

IN WITNESS WHEREOF, each of the parties has caused this Release Agreement to be executed as of the Effective Date.

ACQUIROR:

ALTERNATIVE CONSTRUCTION TECHNOLOGIES, INC.

By: ______________________

Name: Michael w. Hawkins
Title: Chief Executive Officer

TRANSFEROR:

REVELS CONSTRUCTION, LLC

By: ______________________

Name: Dave Revels
Title: Managing Member

EXHIBIT E

HOUSING INVENTORY AND EQUIPMENT & TOOLS